EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE
                                                        FOR FURTHER INFORMATION:
                                                     Vicon Industries: Joan Wolf
                                                                    631/952-2288
                                      Bliss, Gouverneur & Associates: John Bliss
                                                                    212/840-1661


                       VICON REPORTS FIRST QUARTER RESULTS

HAUPPAUGE, NY, February 6, 2007 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of video security and surveillance systems, today reported operating results for the first fiscal quarter ended December 31, 2006. The announcement was made by Chairman and CEO Ken Darby who said revenue growth worldwide powered operating results.

For the first fiscal quarter net sales were $17.9 million, a 25% increase, compared with $14.3 million in the year ago period. Net income totaled $1,115,000 ($.24 per share diluted), compared with net income of $147,000 ($.03 per share) in the prior year quarter.

U.S. sales increased to $9.7 million, up 32%, from $7.4 million while foreign sales totaled $8.2 million, up 19%, from $6.9 million in the year ago period. "Revenue growth was experienced across the board in all our normal markets and through our usual sales channels" said Mr. Darby. Orders for the December quarter were $17.6 million, a 39% increase, compared with $12.6 million in the year ago period.

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Sales  were  again  paced by the  ViconNet(TM)/Kollector  (TM)  range of digital products which accounted for $6.0 million or 34% of all revenues. Mr. Darby noted that other key product groups such as Vicon's Surveyor(TM) camera dome
systems  and  Nova(TM)   telemetry  and  switching   systems  also   experienced
significant growth over the year ago quarter.

Gross margins improved to 40.3% from 39.5% due principally to the benefit of higher production to fixed overhead. Operating costs increased $573,000 principally as a result of higher selling costs of $287,000 and $178,000 of increased investment in product development.

Next month, Vicon will showcase the next release of ViconNet(TM) (Version 4.0) at a major industry trade show in Las Vegas. ViconNet(TM) is a powerful software application that manages enterprise scale digital video systems. Version 4.0, which is planned for June 2007 delivery, will not only manage digital systems but also hybrid systems deploying both digital and analogue equipment. "There are advantages to each and now our customers have a choice of technology utilizing the power of ViconNet(TM)" said Mr. Darby. Also coming in fiscal 2007 are new Vicon engineered Nova(TM) telemetry and switching systems, and a new line of IP cameras called I-ONYX .


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There was no change in the status of the patent litigation from that reported in the June 2006 quarter. "We continue to wait for a response by the U.S. Patent and Trademark Office (PTO) to the appeal made by the plaintiff of the PTO's rejection, upon re-examination, of certain claims in their patent" said Mr. Darby.

Vicon Industries, Inc. designs, engineers, produces and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.



This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)




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Page 4
Table of Operations


                             Vicon Industries, Inc.

                        Condensed Statement of Operations
                                   (Unaudited)

                                        First Quarter Ended December 31,
                                        --------------------------------

                                     2006                             2005
                                     ----                             ----

Net sales                         $17,883,000                     $14,259,000

Gross profit                        7,201,000                       5,636,000

Operating income                    1,146,000                         153,000

Income before income taxes          1,218,000                         152,000

Income tax expense                    103,000                           5,000
                                    ---------                       ---------

Net income                        $ 1,115,000                     $   147,000
                                    =========                       =========


Basic and diluted
  earnings per share              $       .24                     $       .03

Shares used in computing earnings per share:
         Basic                      4,616,000                       4,570,000
         Diluted                    4,711,000                       4,663,000